HomeStreet Reports Third Quarter 2021 Results

Fully diluted EPS $1.31	ROE: 14.8% ROTCE: 15.6%	ROAA: 1.48%
SEATTLE – October 25, 2021 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended September 30, 2021. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
"Our results for the third quarter reflect our diversified business model, the benefits of our conservative credit culture and our continuing focus on operating efficiency,” stated Mark Mason, HomeStreet’s Chairman, Chief Executive Officer and President. “Expected decreases in our single family mortgage revenues due to declining refinancing activity were mitigated by decreases in our noninterest expenses. As anticipated, our single family mortgage banking revenue has declined to near normal levels with refinancing activity still slightly elevated. For the second consecutive quarter our mortgage banking revenue comprised only 17% of total revenue and less than 8% of our net income. Additionally, while we continued to benefit from the Paycheck Protection Program (“PPP”) loan forgiveness, our underlying net interest margin has remained stable. Going forward, we expect strong loan production will drive loan portfolio growth and increasing levels of net interest income and we anticipate increasing revenues to largely fall to the bottom line as a result of the operating leverage we have created through our recent efficiency improvement initiatives.”

Operating Results
                  Third quarter compared to second quarter 2021

•Net income: $27.2 million compared with $29.2 million
•Earnings per fully diluted share: $1.31 compared to $1.37
•Net interest margin: 3.42%, compared to 3.45%
•ROE: 14.8% compared to 16.3%
•ROTCE: 15.6% compared to 17.2%
•Return on average assets: 1.48% compared to 1.59%
•Efficiency ratio: 62.8% unchanged

Financial Position
                    Third quarter compared to second quarter 2021
•Loan portfolio originations: $804 million
•Single family loans held for sale originations: $414 million, a 26% decrease
•Commercial and consumer noninterest-bearing deposits increased 9%
•Period ending cost of deposits: 0.15%, compared to 0.16%
•Book value per share: $34.74, compared to $34.09
•Tangible book value per share: $33.18, compared to $32.53

“Loan origination levels remained strong with $804 million of originations in the current quarter,” added Mr. Mason. “Excluding the impact of the PPP loans, and despite continuing high levels of prepayments, our total loans grew at an annualized rate of 19% during the third quarter and 9% during the first nine months of 2021. Last quarter we disclosed that we were evaluating the use of securitizations as a tool to enable us to originate multifamily permanent loans to our full potential, uncap individual borrower lending limits, improve our capital efficiency and retain the servicing on these loans and that we planned on completing our first securitization this year. While we continue to evaluate the use of securitizations, we have instead agreed to execute a whole loan sale in the fourth quarter due to extremely favorable prices available in the secondary market today. In addition, total deposits increased by 4% during the third quarter and noninterest bearing deposits increased to 27% of total deposits. During the third quarter, we recognized a $5 million recovery of pandemic related allowance for credit losses. As we continue to have more clarity of the minimal impact COVID is having on our loan portfolio, and with projected improvements in our economies, we expect to recover additional amounts of our allowance for credit losses in future periods.”

Other	•Repurchased a total of 372,622 shares of our common stock at an average price of $40.26 per share during the third quarter •Declared and paid a cash dividend of $0.25 per share in the quarter

Mr. Mason concluded “We continued our stock repurchase program during the third quarter and since the beginning of 2021 we have repurchased 7% of our outstanding common stock. We anticipate continuing to efficiently retain capital for growth and while returning excess capital to shareholders."

Conference Call
HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, October 26, 2021 at 1:00 p.m. ET. Mark K. Mason, CEO and President, and John M. Michel, CFO, will discuss third quarter 2021 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/sreg/10160178/ed40d1ac7a or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. ET.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10160178.
About HomeStreet
HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
John.michel@homestreet.com
http://ir.homestreet.com

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. (and any consolidated subsidiaries of HomeStreet, Inc.) and its operations, performance and financial condition, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include our expectations about future performance and financial condition, long term value creation, capital management, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities. When used in this press release, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that actual results may differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with the ongoing impacts of COVID-19 and the extent to which it has impacted and will continue to impact our communities, business, operations and performance, which could have a negative impact on our credit portfolio, borrowers, and share price; challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position, generate positive net income and cash flow and return capital to our shareholders; the possibility that the results of our efficiency improvement initiatives and recent restructuring may fall short of our financial and operational expectations; adverse impacts to our business of reducing the size of our operations; changes in general political and economic conditions that impact our markets and our business; actions by our regulators that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; employee litigation risk arising from current or past operations including but not limited to various restructuring activities undertaken by the Bank in recent years; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; increases in competition; unfavorable changes in general economic conditions; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and the extent of our success in resolving problem assets. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein. disclosures in conjunction with the discussions herein.

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; (ii) core earnings which exclude certain charges primarily related to our discontinued operations and restructuring activities as we believe this measure is a better comparison to be used for projecting future results; and (iii) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	As of or for the Quarter Ended
(in thousands, except share and per share data)	September 30, 2021	June 30, 2021

Tangible book value per share
Shareholders' equity	$710,376	$708,731
Less: Goodwill and other intangibles	(32,002)	(32,295)
Tangible shareholders' equity	$678,374	$676,436

Common shares outstanding	20,446,648	20,791,659

Computed amount	$33.18	$32.53

Core earnings
Net income	$27,170	29,157
Adjustments (tax effected)
Restructuring related charges	—	—
Total	$27,170	$29,157

Return on average tangible equity (annualized)
Average shareholders' equity	$726,823	$718,838
Less: Average goodwill and other intangibles	(32,195)	(32,487)
Average tangible equity	$694,628	$686,351

Net income	$27,170	$29,157
Adjustments (tax effected)
Amortization on core deposit intangibles	229	229
	$27,399	$29,386

Ratio	15.6%	17.2%

	As of or for the Quarter Ended
(in thousands, except share and per share data)	September 30, 2021	June 30, 2021

Return on average tangible equity (annualized) - Core
Average tangible equity (per above)	$694,628	$686,351

Core earnings above	$27,170	$29,157
Adjustments (tax effected):
Amortization on core deposit intangibles	229	229
Tangible income applicable to shareholders	$27,399	$29,386

Ratio	15.6%	17.2%

Return on average assets (annualized) - Core
Average assets	$7,264,933	$7,342,275
Core earnings (per above)	27,170	29,157

Ratio	1.48%	1.59%

Efficiency ratio
Noninterest expense
Total	$51,949	$52,815
Adjustments:
Legal fees recovery	—	1,900
State of Washington taxes	(578)	(602)
Adjusted total	$51,371	$54,113

Total revenues
Net interest income	$57,484	$57,972
Noninterest income	24,298	28,224
Adjusted total	$81,782	$86,196

Ratio	62.8%	62.8%

Core diluted earnings per share
Core earnings (per above)	$27,170	$29,157
Fully diluted shares	20,819,601	21,287,974

Ratio	$1.31	$1.37
Effective tax rate used in computations above	22.0%	22.0%